UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 BROAD SCOPE ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)
Nevada	7990	20-0004161
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
307 - 2185 W. 8th Avenue, Vancouver, British Columbia Canada V6K 2A5 604.682.5654
(Address and telephone number of registrant's principal executive offices)
Incorp Services 6075 South Eastern Avenue, Suite 1, Las Vegas, Nevada 89119-3146 Telephone: (800) 246-2677

(Name, address and telephone number of agent for service)

Copy of communications to:

Larry Yen, Esq.
Clark, Wilson
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604-687-5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.    [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Stock to be offered for resale by selling stockholders	7,750,000	$0.15(2)	$1,162,500	$94.16
Total Registration Fee				$94.16

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion
October _____, 2003

BROAD SCOPE ENTERPRISES, INC.
A NEVADA CORPORATION

7,750,000 SHARES OF COMMON STOCK OF BROAD SCOPE ENTERPRISES, INC.
_________________________________

This prospectus relates to 7,7500,000 shares of common stock of Broadscope Enterprises, Inc., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. The shares were acquired by the selling shareholders directly from us in private offerings that were exempt from registration requirements of the Securities Act of 1933. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a price of $0.15 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The affiliates of our company, which include Hon Kit Ng and Simon Au, will sell their shares of our common stock at a price of $0.15 per share for the duration of the offering. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for expenses of this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 7 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is October ____, 2003.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS
PAGE NUMBER
PROSPECTUS SUMMARY	6
RISK FACTORS	7
RISKS RELATED TO OUR BUSINESS	7
We have had negative cash flows from operations and if we are not able to obtain further financing our business operations may fail	7
We have only commenced our business operations in April, 2003 and we have a limited operating history. If we cannot successfully manage the risks normally faced by start-up companies, our business may fail	8
The fact that we are in the early development of our company and that we have  only generated limited revenues since our incorporation raises substantial doubt about our ability to continue as a going concern, as indicated in our independent auditors' opinion in connection with our audited financial statements	8
We have only generated limited revenues from our business operations and we will need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to discontinue our business	9
All of our assets and all of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers	9
If we are unable to protect our Internet domain name, our efforts to increase public recognition of our brand may be impaired	9
The establishment and maintenance of brand identity of our website is critical to our future success. If we are unable to provide high quality online services or otherwise fail to promote and maintain our brands our business could be materially affected	10
If our operations are disrupted by technological or other problems, then our ongoing operations could be materially and adversely impacted	10
Our provision of sexually explicit content may give us a bad reputation in the investment community, which may refuse to do business with us	10
Because our website contains sexually explicit content, we may be subject to lawsuits and other negative publicity that may harm our business	11
Because we face intense competition, an investment in our company is highly speculative	11
Because we depend on a small group of qualified people and because our directors and officers, Hon Kit Ng and Simon Au, have registered all of their shares for resale under this registration statement, if we cannot hire and retain qualified personnel to replace either of these individuals if they leave our company then we might be forced to discontinue our operations	11
Our directors and officers are engaged in other business activities and accordingly may not devote sufficient time to our business affairs, which may affect our ability to conduct operations and generate revenues.	12
Because our officers, directors and principal shareholders control a majority of our common stock, investors will have little or no control over our management or other matters requiring shareholder approval	12
Because we do not have sufficient insurance to cover our business losses, we might have uninsured losses, increasing the possibility that you would lose your investment	12
5 Because we can issue additional common shares, purchasers of our common stock may incur immediate dilution and may experience further dilution	12
RISKS ASSOCIATED WITH OUR COMMON STOCK	12
There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares	12
Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering	13
Trading of our stock may be restricted by the SEC's penny stock regulations which may limit the development of a liquid public market for our stock and may limit a stockholder's ability to buy and sell our stock	13
NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock	13
FORWARD-LOOKING STATEMENTS	13
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	14
THE OFFERING	14
DETERMINATION OF OFFERING PRICE	14
USE OF PROCEEDS	14
DILUTION	15
DIVIDEND POLICY	15
SELLING STOCKHOLDERS	15
PLAN OF DISTRIBUTION	17
TRANSFER AGENT AND REGISTRAR	18
LEGAL PROCEEDINGS	19
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
DESCRIPTION OF COMMON STOCK	21
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	21
INTEREST OF NAMED EXPERTS AND COUNSEL	22
EXPERTS	22
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	22
DESCRIPTION OF PROPERTY	22
DESCRIPTION OF BUSINESS	22
MANAGEMENT'S DISCUSSION AND ANALYSIS	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	33
EXECUTIVE COMPENSATION	34
REPORTS TO SECURITY HOLDERS	36
FINANCIAL STATEMENTS	36
WHERE YOU CAN FIND MORE INFORMATION	37

As used in this prospectus, the terms "we", "us", "our", and "Broad Scope" mean Broad Scope Enterprises, Inc. and our wholly owned subsidiary, Broad Scope Entertainment, Inc., unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

Our company, Broad Scope Enterprises, Inc., owns and operates an adult entertainment and services directory website located at www.bcescorts.com through our wholly owned subsidiary, Broad Scope Entertainment, Inc. Our website provides a directory of adult entertainment and service providers where personal escorts, exotic dancers, models and vendors of adult entertainment products located in the Province of British Columbia, Canada may list and advertise their profiles, products, services, pictures and contact information on our website. Information contained on our website does not form part of this prospectus. We were incorporated on April 18, 2003 under the laws of the State of Nevada. Our principal executive offices are located at 307 - 2185 West 8th Avenue, Vancouver, British Columbia, Canada V6K 2A5. Our telephone number is 604.682.5654.

We have one wholly-owned subsidiary, Broad Scope Entertainment, Inc., a Nevada corporation incorporated on April 18, 2003. Its United States office is located at 6075 South Eastern Avenue, Suite 1, Las Vegas, Nevada 89119-3146 and its principal office is located at 307 - 2185 W. 8th Avenue, Vancouver, British Columbia, Canada V6K 2A5.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 7,750,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at $0.15 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The affiliates of our company, including Hon Kit Ng and Simon Au, will sell their shares of our common stock at a price of $0.15 per share for the duration of the offering. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Please see the Plan of Distribution section at page 17 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 7,750,000 shares of our common stock issued and outstanding as at October 1, 2003.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements from April 18, 2003 (date of inception) to the year ended April 30, 2003 and our interim unaudited consolidated financial statements for the three-month period ended July 31, 2003 including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis" beginning on page 26 of this prospectus.

	From April 18, 2003 (Date of Inception) to April 30, 2003(1)	For the three-month period ended July 31, 2003
Revenue	$-	$3,500
Net Loss for the Period	$(2,223)	$(1,131,208)
Loss Per Share - basic and diluted	$(0.04)	$(0.17)
	As at April 30, 2003	As at July 31, 2003
Working Capital (Deficiency)	$(1,498)	$24,544
Total Assets	$100	$37,770
Total Number of Issued Shares of Common Stock	50,000	7,750,000
Weighted Average Shares Outstanding	50,000	6,667,000
Deficit	$(2,223)	$(1,133,431)
Total Stockholders' Deficit	$(1,498)	$24,544

(1) Our company was incorporated on April 18, 2003 and has not completed a full financial fiscal year.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR BUSINESS

We have had negative cash flows from operations and if we are not able to obtain further financing our business operations may fail.

To date we have had negative cash flows from operations and we have been dependent on sales of our equity securities to meet our cash requirements. We incurred a loss of $(2,223) for the fiscal period ended April 30, 2003. As of April 30, 2003, we had a working capital deficiency of $(1,498). We do not expect positive cash flow from operations in the near term. During May, 2003, we received an aggregate of $41,400 gross proceeds from three private placement financings in which we sold shares of our common stock. We have estimated that we will require between $25,000 and $55,000 to carry out our business plan in the year ended April 30, 2004. We anticipate that the funds we have raised in the last private placements may be sufficient to satisfy our cash requirements for the balance of the year ended April 30, 2004. However, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

- we incur unexpected costs in completing the development of our technology or encounter any unexpected technical or other difficulties;

- we incur delays and additional expenses as a result of technology failure;

- we are unable to create a substantial market for our services; or

- we incur any significant unanticipated expenses.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

We will depend almost exclusively on outside capital to pay for the continued development of our technology and the marketing of our website. Such outside capital may include the sale of additional stock and/or commercial borrowing. There can be no assurance that capital will continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, our business and future success may be adversely affected.

We have only commenced our business operations in April, 2003 and we have a limited operating history. If we cannot successfully manage the risks normally faced by start-up companies, our business may fail.

We have a limited operating history. Our operating activities since our incorporation on April 18, 2003 consisted primarily of developing an adult entertainment directory website through our subsidiary. We launched our website www.bcescorts.com on May 15, 2003 and currently only part of that website is functional. Our prospects are subject to the risks and expenses encountered by start up companies, such as uncertainty regarding level of future revenue and inability to budget expenses and manage growth accordingly, uncertainty regarding acceptance of our website among the adult entertainment and service providers and inability to access sources of financing when required and at rates favorable to us. Our limited operating history and the highly competitive nature of the adult entertainment industry make it difficult or impossible to predict future results of our operations. We may not establish a clientele that will make us profitable, which might result in the loss of some or all of your investment in our common stock.

The fact that we are in the early development of our company and that we have only generated limited revenues since our incorporation raises substantial doubt about our ability to continue as a going concern, as indicated in our independent auditors' opinion in connection with our audited financial statements.

We are in the development stage and have generated limited revenues since our inception on April 18, 2003. Since we are still in the early stages of developing our company and because of the lack of business operations at May 15, 2003, our independent auditors' opinion includes an explanatory paragraph about our ability to continue as a going concern. We will, in all likelihood, continue to incur operating expenses without significant revenues until our website becomes fully operational and gains significant popularity with the adult entertainment and service providers in British Columbia, Canada. During May, 2003, we raised $41,400 through the sale of shares of our common stock. We estimate our average monthly operating expenses, not including one time expenses in marketing and in completing construction of our website (estimated at a total of $9,500 to $15,000 for the 12 month period ending April 30, 2004), to be approximately $2,500 each month. At this rate we will be able to maintain our operations until April 30, 2004 without generating significant revenues from our operations. Our primary source of funds has been the sale of our common stock. We cannot assure that we will be able to generate enough interest in our website among adult entertainment and service providers in British Columbia, Canada. If we cannot attract a significant number of adult entertainment and service providers to list or advertise on our website, we will not be able to general any significant revenues or income. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors' opinion on the financial statements for the period ended April 30, 2003.

We have only generated limited revenues from our business operations and we will need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to discontinue our business.

Since we commenced our business operations on May 15, 2003, we have generated approximately $750 in revenue from eight advertising clients, while we have spent $3,000 to acquire the domain name "www.bcescorts.com" for our website and $3,000 for the design and development of our website. We intend to spend a further $7,000 to complete the construction of our website before December 31, 2003. Because we cannot anticipate when we will be able to generate significant revenues from our business operations, we will need to raise additional funds to continue develop our website for other cities, provinces or states, to respond to competitive pressures, to acquire complementary technologies or to respond to unanticipated requirements or expenses. We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing when such funding is required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our website and our business model. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business, which might result in the loss of some or all of your investment in our common stock.

All of our assets and all of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

All of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

If we are unable to protect our Internet domain name, our efforts to increase public recognition of our brand may be impaired.

We currently hold the Internet domain name "bcescorts.com". The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we intend to conduct business. This could impair our efforts to build brand recognition and to increase traffic to our websites. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

The establishment and maintenance of brand identity of our website is critical to our future success. If we are unable to provide high quality online services or otherwise fail to promote and maintain our brands our business could be materially affected.

We have a limited offering of services on our website and substantially all of our limited revenues to date (approximately $3,500) have been generated from the listing of personal escorts and from banner advertisements on our website. Since we expect that substantially all of our revenues will be generated from listings and advertising on our website, market acceptance of our website is critical to our future success. Factors such as market positioning, the availability and price of competing services, and the introductions of new technologies will affect the market acceptance of our website.

We believe that establishing and maintaining brand identity of our website will increase the attractiveness of our website to prospective advertisers. Promotion and enhancement of our website will depend largely on our success in continuing to provide high quality online services. In order to attract and retain users for our website and to promote and maintain our brand in response to competitive pressures, we may increase our financial commitment to creating and maintaining a distinct brand loyalty among our users. If we are unable to provide high quality online services, or otherwise fail to promote and maintain our brand, incur excessive expenses in an attempt to improve, or promote and maintain our brand, our business, results of operations and financial condition could be materially and adversely affected.

If our operations are disrupted by technological or other problems, then our ongoing operations could be materially and adversely impacted.

Our systems could be overwhelmed or could fail for any number of reasons. We receive and process the majority of our content through the Internet. Heavy usage volumes could cause significant backlogs or could cause our systems to fail. We may not be able to expand and upgrade our technology and network hardware and software to accommodate increased usage by our customers on a timely basis. Also, our systems, and those of the third parties on which we depend, may not operate properly in the event of:

- a hardware or software error, failure or crash,

- a power or telecommunications failure,

- human error, or

- a fire, flood or other natural disaster.

Our systems may be more likely to suffer problems while we implement upgrades to our network hardware and software. Additionally, our computer systems and those of the third parties on which we depend may be vulnerable to damage or interruption due to sabotage, computer viruses or other criminal activities or security breaches.

The computer servers which house the data storage and software are housed at the data center of a third party company. If the systems of this third party slows down significantly or fail even for a short time, our customers would suffer delays in data access. These delays could damage our reputation, cause customers to close their accounts with us and cause customers to incur substantial losses. We could be subject to claims or litigation with respect to these losses. We currently do not have any property and business interruption insurance to compensate us for all losses we may incur. If any of these circumstances occur, then our ongoing operations could be materially and adversely impacted.

Our provision of sexually explicit content may give us a bad reputation in the investment community, which may refuse to do business with us.

Because we allow our clients to post nude pictures of themselves on our Internet website, many people may regard our business as unethical or immoral. Certain investors, investment banking entities, market makers, lenders, and others in the investment community may refuse to participate in the market for our common stock or other activities due to the nature of our business. Such refusal may negatively impact the value of our common stock and our opportunities to attract market support.

Because our website contains sexually explicit content, we may be subject to lawsuits and other negative publicity that may harm our business.

Various religious and children's advocacy groups consistently take action aimed at restricting provision of, access to, and content of adult entertainment. These groups also may file lawsuits against parties that facilitate the provision of adult entertainment, encourage boycotts against such providers, and mount negative publicity. We may also be subject to lawsuits or other claims from escorts if we do not obtain the appropriate releases or if such persons are minors. If any of these parties are successful in any lawsuits against us or in mounting negative publicity, then there may be reduced demand for the services provided on our website and our ability to generate revenues would be negatively affected.

If our website is found to constitute the provision of sexual services for compensation or the solicitation of compensation in exchange for sexual services, then our company and our directors and officers may be subject to criminal or civil penalties.

Many countries, including Canada which is the primary market for our website, have laws which prohibit the provision of sexual services for compensation or the solicitation of compensation in exchange for sexual services. We do not believe that such prohibitions would affect our company as we believe that our services do not constitute such prohibited activities. Our adult entertainment directory conveys the listings and advertisements in a passive manner and does not actively solicit issuers to procure services from any of our advertisers. We have investigated provisions of the Criminal Code of Canada and we do not believe we are violating any provisions of the Criminal Code. We have not investigated and are not aware of any existing regulations outside of Canada regarding the provision of sexual services for compensation that would apply to our business. If any such laws are found to apply to our company and its business activities, then our company an our directors may be subject to criminal and civil prosecution and penalties. If we are found liable under any of these laws, then our continuing operations may be negatively affected.

If laws prohibiting the transmission of pornographics, indecent, obscene or offensive content over the Internet are found to apply to the listings and advertisements on our website, then our business may be limited and negatively affected.

Our adult entertainment directory contains sexually suggestive materials that may be viewed as indecent or offensive. Several United States federal, state and foreign laws completely prohibit the transmission of pornographic, indecent, obscene or offensive content over the Internet or prohibit transmission to particular groups of persons. If these laws are found to apply to us and our activities, if new laws or regulations are adopted which are found to apply to our activities, or if case law establishes broad limitations on our activities, then we may be limited in the types of content, listings and advertisements we make available on our website and our ability to generate revenues and our continued operations would be negatively affected.

Because we face intense competition, an investment in our company is highly speculative.

Our domain name "www.bcescorts.com" is critical to our success. Other than our domain name, we do not use or own any proprietary technology in connection with the operation of our current website.

The Internet adult directory industry is characterized by intense and substantial competition. We believe that our website will have to compete with large and established online adult entertainment directories such as Exotics.com, Escorts-Canada.com and Eros-guide.com (information on these websites does not form part of this prospectus), as well as other small to medium sized online adult entertainment directories and other business entities that provide adult entertainment products and services directly to the consumers.

We believe that the barrier of entry into the adult entertainment directory industry is relatively low and setting up of a new online adult entertainment directory requires only a modest amount of capital investment. In addition, a number of our competitors, such as Exotics.com, Escorts-Canada.com and Eros-guide.com (information on these websites does not form part of this prospectus), are well established, substantially larger and have substantially greater market recognition, greater resources and broader distribution capabilities than we have. These existing and future competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements than us and may be able to undertake more extensive promotional activities, offer more attractive terms to customers and adopt more aggressive pricing policies than we do. Increased competition by these existing and future competitors could materially and adversely affect our profitability.

Because we depend on a small group of qualified people and because our directors and officers, Hon Kit Ng and Simon Au, have registered all of their shares for resale under this registration statement, if we cannot hire and retain qualified personnel to replace either of these individuals if they leave our company then we might be forced to discontinue our operations.

Since our inception on April 18, 2003, our president, secretary, treasurer and one of our directors, Mr. Hon Kit Ng, and our vice-president and one of our other directors, Mr. Simon Au, have handled all of the responsibilities in the area of corporate administration, business development and research. In addition, Mr. Ng has also provided us with capital raising services. The loss of the services of any of these directors, executive officers or key personnel, or the inability to identify, hire, train and retain other qualified directors, executive officers or personnel in the future would have a material adverse affect on our business, financial condition and operating results. We do not maintain any life insurance policies on any of these directors, executives, or key personnel for our benefit. All of the shares owned by Hon Kit Ng and Simon Au are being registered for resale under this registration statement. If they sell all or most of their common stock, they may no longer have an incentive to remain with us, which would damage our business.

Our directors and officers are engaged in other business activities and accordingly may not devote sufficient time to our business affairs, which may affect our ability to conduct operations and generate revenues.

The persons serving as our directors and officers are involved in other business activities. Hon Kit Ng, our President, Secretary, Treasurer and one of our directors is employed full time as an accounting clerk and Simon Au, our Vice-President and one of our directors is employed full time as an engineer and also is an officer of an internet audio parts retailing company. As a result of these other business activities that our directors and officers are involved in, our directors and officers may not be able to devote sufficient time to our business affairs, which may negatively affect our ability to conduct our ongoing operations and our ability to generate revenues.

Because our officers, directors and principal shareholders control a majority of our common stock, investors will have little or no control over our management or other matters requiring shareholder approval.

Our officers and directors and their affiliates, in the aggregate, beneficially own 58% of issued and outstanding shares of our common stock. As a result, they have the ability to control matters affecting minority shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers, directors and principal shareholders control the company, investors will not be able to replace our management if they disagree with the way our business is being run. Because control by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we do not have sufficient insurance to cover our business losses, we might have uninsured losses, increasing the possibility that you would lose your investment.

We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability or property insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Because we can issue additional common shares, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 75,000,000 common shares, of which 7,750,000 are issued and outstanding. Our board of directors has the authority to cause our company to issue additional shares of common stock without the consent of any of our shareholders. Consequently, our shareholders may experience more dilution in their ownership of our company in the future.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to apply to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of heir investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. We currently have no revenues and a history of losses, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Trading of our stock may be restricted by the SEC's penny stock regulations which may limit the development of a liquid public market for our stock and may limit a stockholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we develop a public market for our shares, our shares would be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". These additional

requirements may have the effect of limiting the development of a public trading market, reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect our ability to develop a public trading market for our shares and may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and may limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 7 to 13, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 7,750,000 shares of common stock which were issued pursuant to several private placement offerings made by us pursuant to Regulation S promulgated under the Securities Act.

The selling stockholders will sell their shares of our common stock at $0.15 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The affiliates of our company, including Hon Kit Ng and Simon Au, will sell their shares of our common stock at a price of $0.15 per share for the duration of the offering. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares of our common stock at a price of $0.15 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The affiliates of our company, including Hon Kit Ng and Simon Au, will sell their shares of our common stock at a price of $0.15 per share for the duration of the offering. The offering price of $0.15 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

DILUTION

The common stock to be sold by the selling stockholders is the 7,750,000 shares of common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 7,750,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of October 1, 2003, and the number of shares of common stock covered by this prospectus.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with Broad Scope	Common Shares owned by the Selling Stockholder (2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
			# of Shares	% of Class
Hon Kit Ng President, Secretary, Treasurer and Director	2,500,000	2,500,000	Nil	0%
Simon Au Vice-President and Director	2,000,000	2,000,000	Nil	0%
Kwok Kin Som	200,000	200,000	Nil	0%
Sharlene Shah	215,000	215,000	Nil	0%
Shazad Shah	100,000	100,000	Nil	0%
Alistaire Anderson	60,000	60,000	Nil	0%
Russell McRae	100,000	100,000	Nil	0%
Troy Mutter	175,000	175,000	Nil	0%
Tim Bozenkool	50,000	50,000	Nil	0%
Jasmin Fuller	100,000	100,000	Nil	0%
Sophie Jong	100,000	100,000	Nil	0%
Gordon Rioux	40,000	40,000	Nil	0%
Elvie Gee	80,000	80,000	Nil	0%
Allan McRae	50,000	50,000	Nil	0%
Ellen Gee	50,000	50,000	Nil	0%
Amy Li	50,000	50,000	Nil	0%
Elsie Gee	50,000	50,000	Nil	0%
Simon Gee	40,000	40,000	Nil	0%
Danile Fredericks	140,000	140,000	Nil	0%
Edy Dere	100,000	100,000	Nil	0%
Thanh Nguyen	100,000	100,000	Nil	0%
Kenneth Fong	200,000	200,000	Nil	0%
David Woo	100,000	100,000	Nil	0%
Steve Sweeney	50,000	50,000	Nil	0%
Nadia Girolamo	70,000	70,000	Nil	0%
Doug Fung	300,000	300,000	Nil	0%
17
Yim Chiu Kwan	50,000	50,000	Nil	0%
Joe Oliverio	50,000	50,000	Nil	0%
Patrick Fung	100,000	100,000	Nil	0%
Melinda Au (3)	360,000	360,000	Nil	0%
Dhananjai Borwankar	100,000	100,000	Nil	0%
Adam Van Dyke	20,000	20,000	Nil	0%
Annie Ho	50,000	50,000	Nil	0%
Total:	7,750,000	7,750,000

(1) Assumes all of the shares of common stock offered are sold. Based on 7,750,000 common shares issued and outstanding on October 1, 2003.

(2) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3) Melinda Au is the sister-in-law of Hon Kit Ng, our President, Secretary, Treasurer and one of our directors.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Other than the $500 per month paid to Hon Kit Ng, neither Hon Kit Ng nor Simon Au, our directors and officers, receives compensation for their time, effort and attention that they give to the affairs of our company. We sold an aggregate of 4,500,000 shares to these two individuals at $0.002 per share in April and May, 2003. Since our company does not have the financial resources to appropriately compensate these directors, we have agreed to register all of the shares owned by these individuals so that they can sell such shares from time to time if a public market ever develops for our shares of common stock.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.15 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The affiliates of our company, including Hon Kit Ng and Simon Au, will sell their shares of our common stock at a price of $0.15 per share for the duration of the offering. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and

(f) a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Pacific Stock Transfer (Suite 240, 500 East Warm Springs Road, Las Vegas, Nevada 89119, telephone: 702.361.3303).

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Hon Kit Ng	President, Secretary, Treasurer and Director	29	April 18, 2003
Simon Au	Vice-President and Director	33	Vice-President since May 10, 2003 Director since May 30, 2003

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

Hon Kit Ng, President, Secretary, Treasurer and Director

On April 18, 2003, Mr. Ng was appointed as a director and the president, secretary and treasurer of our company. Mr. Ng founded our company after seeing an opportunity to provide greater information to users seeking adult services by using the Internet as opposed to other more expensive mediums such as magazines and newspapers. Mr. Ng is a self taught website designer and, having used the Internet actively for over six years, is familiar with online marketing and promotional methods. From June 1996 to present, Mr. Ng has been employed by Borden Ladner Gervais LLP, a law firm, as an accounting clerk and as an office services clerk. Mr. Ng's responsibilities at the firm include updating billing information for clients and performing various tasks like monthly financial reports for the management of the firm. He assisted with the conversion and merger of the firm's accounting systems during its merger with another law firm, Ladner Downs. This included writing a user manual for the new accounting system, testing the new accounting system and training employees on use of the new system. Mr. Ng's additional responsibilities include assisting in the accounts payable and accounts receivable process for the firm. During 1991, Mr. Ng completed his first year at Dawson College in Montreal, Quebec, where he was enrolled in language and literature courses.

Mr. Ng currently spends approximately 40 hours per week providing services to our company, which represents approximately 50% of his working hours as he is also currently employed full time as an accounting clerk.

Simon Au, Vice-President and Director

Mr. Au joined our company in May, 2003. He was appointed as our vice-president on May 10, 2003 and later appointed as a director of our company on May 30, 2003. Mr. Au is a mechanical engineer specializing in design and manufacturing processes. Mr. Au also has experience in Internet marketing and the development of web based businesses having started his own Internet audio parts retailing operation called Audiyo.com in January, 2003. From January, 2003 to present, Mr. Au has also served as the Vice-President of Marketing/Development with Audiyo.com, where he is responsible for website design, management of the launch of the company's website, development of a supplier base of products to be sold through the website and development of Audiyo.com's marketing strategy. From July 1999 to present, Mr. Au has been the manufacturing and process engineer with the Rollstamp Manufacturing Division of Decoma International, where his responsibilities include design workcell layout and plant layout, implementing continuous improvement projects for manufacturing processes including metal stamping, injection molding and painting. Other responsibilities include machine purchase recommendations. Rollstamp is a supplier of automotive exterior trim products to companies including General Motors, Ford and Chrysler. From September 1997 to July 1999, Mr. Au was the programmer/project coordinator with Schukra Manufacturing, a company involved in manufacturing seat lumbar supports for the automotive industry. Mr. Au's education background includes Magna International Training Certificates: (2000-2002), where he studied design for manufacturing and assembly, mistake proofing, occupational health and safety and supervisor competency training; Concordia University where he received a Bachelor Degree in Mechanical Engineering (1992-1996); Dawson College where he studied mechanical engineering technology (1989-1992) and Dawson College where he studied applied sciences (1987-1989).

Mr. Au currently spends approximately 10 to 20 hours per week providing services to our company, which represents approximately 15% of his working hours as he is also currently employed full time as an engineer with the Rollstamp Manufacturing Division of Decoma International and acts as the Vice President of Marketing/Development for an internet audio parts retailing company.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 1, 2003, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Hon Kit Ng 307, 2185 West 8th Avenue Vancouver, British Columbia V6K 2A5	2,500,000	32.26%
Simon Au 27 Kimberly Court Richmond Hill, Ontario L4E 4C6	2,000,000	25.81%
Directors and Officers (as a group)	4,500,000	58.06%

(1) Based on 7,750,000 shares outstanding as of October 1, 2003.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 75,000,000 shares of common stock with a par value of $0.001. As at October 1, 2003 we had 7,750,000 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged the firm of Manning Elliott, Chartered Accountants, in April 2003 to audit our financial statements for the period ended April 30, 2003. There has been no change in the accountants and no disagreements with Manning Elliott, Chartered Accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements of Broad Scope Enterprises, Inc. included in this registration statement have been audited by Manning Elliott, Chartered Accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that no director or officer shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve: (i) a breach of the director's duty of loyalty to our company and our stock holders, (ii) bad faith, intentional misconduct or a knowing violation of law, (iii) the payment of dividends in violation of the General Corporate Law of Nevada, or (iv) any transaction from which the director derived an improper personal benefit.

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

Our executive and head offices are located at 307 - 2185 W. 8th Avenue, Vancouver, British Columbia, Canada V6K 2A5. The offices are provided to us at no charge by Mr. Ng and are located in his residence. This operating facility functions as our main operating facility. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

DESCRIPTION OF BUSINESS

We were incorporated in the state of Nevada on April 18, 2003 and commenced operations through our wholly-owned subsidiary, Broad Scope Entertainment, Inc., on May 15, 2003 with the launch of our website located at www.bcescorts.com. Our wholly-owned subsidiary, Broad Scope Entertainment, Inc., was incorporated in the State of Nevada on April 18, 2003.

Our Current Business

Through our subsidiary, Broad Scope Entertainment, Inc. we own and operate an adult entertainment directory website located at www.bcescorts.com. Information on our website does not form part of this prospectus. We intend to solicit adult entertainment and service providers such as personal escorts, exotic dancers, models, escort agencies and retailers of erotic products to list and advertise on our website. Providers of adult entertainment and services will pay us a fee to list their profiles, pictures and contact information on our website. The general public can access the content on our website at no charge.

Our subsidiary purchased the domain name "www.bcescorts.com" from our president, treasurer, secretary and one of our directors, Mr. Hon Kit Ng. Media Fountain, Inc. a Vancouver based website development firm developed our current website.

In the first phase of our business operation, we plan to have our adult entertainment directory cover those adult entertainment and service providers located primarily in British Columbia, Canada. We intend to focus our coverage on five cities in British Columbia, including Vancouver, Victoria, Whistler, Kelowna and Nanaimo. Currently, users of our website can view listings of profiles, pictures and contact information for personal escorts in Vancouver and Victoria. We intend to expand our website to allow users to view and locate providers of adult entertainment and services by categories, including personal escorts, massage centers, exotic dancers and erotic products and by location into one of the five major British Columbia cities identified above.

The content of our website currently consists of a list of personal escorts in Vancouver and Victoria and certain information about the various escorts. This information typically consists of the escort's physical measurements, age, eye-color, hair color, etc. The client (escort or escort agency) can also chose to include up to four photographs and a 150 word written description. We review all listings and photographs before posting them on the website. Escorts listed on our website pay a monthly fee in advance by either cash, check or money order. We currently do not have plans to accept payment by any other form.

When using our website, a user selects what city they want to see and then sees a list of personal escorts in that city consisting of a small image (if provided by the escort) and a brief description. The user can click on any of the descriptions or small photographs and view any photographs that are available as well as all description and contact information provided by such personal escort.

Our primary source of revenue is (and we expect it to continue to be) fees for listings on our website. Providers of adult entertainment, personal escorts and escort agencies can place either banner advertisements or full descriptions of individual escorts. We have a standard fee for individual escorts of $35 per month. These listings include one full page with a 150 word description and their physical statistics as well as up to four photographs. We charge between $100 and $200 for a banner advertisement depending on its prominence.

Anticipated Sources of Revenue

As we develop our database capabilities we intend to offer premium advertising services and sponsorship opportunities, which may include the option to have an advertisement prominently placed on our website or be the "sponsor of the month" of our website. In order to make these proposed services more attractive, we intend to offer detailed statistics on how many people have viewed their advertisement on each day that it was available for viewing on our website. We expect to have this capability by the end of the year ending December 31, 2003. With this ability we also intend to analyze which advertisements receive more views than others and assist our advertising clients in improving both the appearance and descriptive text that comprises their advertisement. We have yet to establish any prices for our proposed advertising services and sponsorship opportunities.

We anticipate that we will also generate revenues from referral fees which we will earn by referring persons to other websites. Certain adult and other website operators offer a referral fee for companies who send persons to their websites who subsequently purchase either goods or services from their websites. There is no way for the website sending traffic to ensure that all referral fees are paid however there are various Internet discussion boards where companies who generate revenue from referral fees discuss the relative honesty of websites that offer referral fees. Management believes it will have access to sufficient information to choose reputable companies to which to refer users of our company's website.

If we are successful in our first phase of our business operation, we may expand, developing other websites to cover other cities located in Canada and the United States.

Marketing

We plan to promote the awareness of our website through a marketing plan that is consisted of six major components: register our website with Internet search engines, list our website on other free adult directories, purchase Internet advertising on other related websites, develop link exchange with other adult entertainment and service websites, purchase advertisement in traditional print media, and solicit advertisements by direct telephone calls to adult entertainment and service providers.

We intend to register our website on as many search engines as is practical. We believe that the most important search engine onto which we can register our website is the Google search engine because many other search engines, such as Lycos and Excite, use it a primary source for their search results. To date we have registered our website in several search engines, including Google, Yahoo, Lycos, Alta Vista, Excite, Infoseek, Hotbot, and Webcrawler.

We plan to identify and list our website in related free adult directories. To date we have listed our website in a free adult entertainment directory located at www.gentlemenworld.com. Our management is currently compiling a list of other adult entertainment directories in which to list.

We plan to purchase internet banner advertising on sites that list escort directories and adult services. Some of the websites on which we plan to purchase advertising include www.perb.com and www.escorts-canada.com. These websites charge a monthly fee, typically in the range of $50 - $200 per month to place a banner advertisement. Included in the design of our website were three banner advertisements which we plan to use on these websites. To date we have not purchased any Internet advertising.

A link exchange involves placing a link to a related website on our website in exchange for a link on that related website to our website. To date we have exchanged one link with a private Victoria based escort agency. We anticipate that we will be able to establish at least 20 link exchanges within the next six months.

We plan to advertise in Vancouver print media and print media in other cities in which we list regionally specific adult entertainment services. We believe this to be a key competitive advantage as our informal research indicates that our competitors currently do not in engage in this type of marketing. We currently advertise our website in the Georgia Straight, a popular free daily Vancouver newspaper. We plan to also advertise in the West Ender and the Vancouver Buy and Sell, two other Vancouver based newspapers.

To date our primary method of marketing has been via telephone. We source clients from local newspapers and competitive Internet directories and ask them to pay for advertising in our directory.

Technology

We host our website on a shared web server provided by Cool and Company, Inc., a web hosting provider company based in Victoria, British Columbia.

Government Approvals

We plan to have our adult entertainment directory cover five cities in British Columbia, Canada, including Vancouver, Victoria, Whistler, Kelowna and Nanaimo. Accordingly, our business activities currently are primarily subject to the government regulations and laws of Canada. We are aware that certain sections of Canada Criminal Code prohibit provision of sexual services for compensation or the solicitation of compensation in exchange for sexual services. However, we do not believe these prohibitions would affect us because we believe our business activities do not constitute provision of sexual services for compensation or the solicitation of compensation in exchange for sexual services. Our company does not provide any sexual services for compensation nor does our company solicit compensation in exchange for sexual services. We view our adult entertainment directory as akin to the classified advertisement sections of printed media. Our adult entertainment directory conveys the listings and advertisements of our advertisers in a passive manner and does not actively solicit users to procure services from any of our advertisers. Other than the fees that we receive from the listings and advertisements on our website, we do not receive any compensation from the users of our website or from the advertisers on our website. In addition, we review the contents of the listings and advertisements prior to such listings or advertisements being posted on our adult entertainment directory to ensure that they do not contain explicit solicitation of compensation in exchange for sexual services.

Because our adult entertainment directory is posted on the Internet, it may be viewed by users outside of Canada. We have not investigated and are not aware of any existing governmental regulations outside of Canada regarding the provision of sexual services for compensation that would apply to our business. However, we believe that the possibility of any such regulations or restrictions by non-Canadian governments affecting our business is remote because our target audience is currently located only in Canada.

Our adult entertainment directory contains sexually suggestive materials that may be viewed as indecent or offensive. Several United States federal, state and foreign laws completely prohibit the transmission of pornographic, indecent, obscene or offensive content over the Internet or prohibit transmission to particular groups of persons. If these are found to apply to us and our activities, if new laws or regulations are adopted which are found to apply to our activities, or if case law establishes broad limitation on our activities, we may be limited in the types of content, listings and advertisements we make available on our website. Accordingly, our business, financial condition and operating results may be harmed.

There are an increasing number of laws and regulations in the United States and abroad pertaining to communications and commerce on the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, user privacy, taxation and the quality of products and services. Moreover, the application to the Internet of existing laws governing issues such as intellectual property ownership and infringement, pornography, obscenity, libel, employment and personal privacy is uncertain and developing. Any such legislation or regulation, or the application or interpretation of existing laws, may decrease the growth in the use of the Internet in general, prevent us from providing our services in different parts of the world and thereby may negatively affect our continuing operations and our ability to generate revenues.

Competition

Our primary competition is from other web-based adult entertainment directories and providers of adult content, although we do compete with other formats, such as video, CD ROM and print, for the delivery of adult content. Many websites compete with us for visitors and advertisers and we expect this competition to increase in the future. We believe that the primary competitive factors in our markets include brand recognition, the volume and quality of listings of personal escorts, escort agencies, products and services we list in our directory, ease of use, sales and marketing efforts and user demographics. Our significant competitors include Exotics.com, Inc., eros-guide.com, and escorts-canada.com.

We consider exotics.com, eros-guide.com and escorts-canada.com our competitors because these companies target the same customers as our company, being escorts and escort agencies. Like our company, these companies solicit individuals and companies within this industry to post advertisements on their websites which consist of both photographs and narrative descriptions.

We charge a fee of $35 per month while exotics.com charges $35 per month, eros-guide.com charges $30 per month and escorts-canada.com charges $25 per month for listing services similar to our basic listing service. Escorts-canada.com's service differs from our and the other competitors' services because they post only one picture from the client whereas we (and the other companies) post three or more pictures.

We intend to compete against these companies by maximizing the exposure of our website through marketing (as discussed above), offering more services to the advertiser and offering more services to the users of our website.

Our management's informal research indicates that none of our competitors supplement their Internet advertising with print advertising. We currently advertise in one print publication in Vancouver and we are researching the opportunity to advertise in print magazines in Victoria, Whistler and Seattle. Management will decide where, when and if to advertise in these cities based on costs and evaluation of market potential.

Some of our competitors, including eros-guide.com and escorts-canada.com, do not allow visitors to the site to search advertisers based on physical features. We began offering this service in October, 2003.

We believe that some of our competitive strengths include our domain name, the ease of use of our website and our personalized marketing efforts. We intend to continue to improve our brand recognition and increase the amount of products and services offered as we build out our website and increase our exposure on the Internet by advertising and search engine registration.

Many of our competitors and potential new competitors may have greater financial, technical, marketing and distribution resources. Larger competitors than us can spend more money on search engine marketing, which can attract more customers to their websites than ours. In addition larger competitors have the resources to hire more personnel to develop and market their website. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by our company may affect our ability to establish or maintain a base of listings for our adult entertainment directory. If we are unable to establish and maintain a base of listings from providers of adult entertainment, personal escorts and escort agencies, then we will be unable to generate the revenues and cash flow necessary to continue our business operations.

Growth Strategy

We continue to focus on growing our online adult entertainment directory through our sales and marketing efforts. We currently accept listings from providers of adult entertainment, personal escorts and escort agencies from two cities but intend to expand to five cities by the end of the year ending December 31, 2003. We will aggressively market these websites to both consumers as well as providers of adult entertainment, personal escorts and escort agencies. If we are successful in implementing the first phase of our business operation, we may create a group of regionally focused website directories of adult products and services.

Attracting and retaining listings from providers of adult entertainment, personal escorts and escort agencies and building user traffic to our website are the key elements for us to achieve in order to continue as a going concern. Management's informal research shows that both the Internet usage by our key demographics as well as the general acceptance of the adult entertainment medium continue to grow. Despite the highly competitive nature of this market, the market's continued growth, combined with our marketing expertise in the area of online adult entertainment result in management's confidence in our ability to attract and retain qualified listings from providers of adult entertainment, personal escorts and escort agencies and users to our website.

Employees

Our president, secretary, treasurer and one of our directors, Mr. Hon Kit Ng, and our vice-president and another one of our directors, Mr. Simon Au, are the only employees of our company. They handle all of the responsibilities in the area of corporate administration, business development and research. In addition, Mr. Ng also provides us with capital raising services.

Intellectual Property

Other than the domain name www.bcescorts.com, we do not own any copyright, patents, trademarks or other proprietary rights in connection with our current business.

We are not aware that our services or proprietary rights infringe the proprietary rights of third parties. However, from time to time, we may receive notices from third parties asserting that we have infringed their trademarks, copyrights or other intellectual property rights. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time-consuming, result in costly litigation, cause service stoppages or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. An adverse outcome in litigation or similar proceedings could subject us to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others, or require us to cease the marketing or use of our website, any of which could have a material adverse effect on our business, operating results and financial condition.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 7 of this registration statement.

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

RESULTS OF OPERATIONS

Overview - April 18, 2003 (date of inception) to April 30, 2003

From the date of our incorporation on April 18, 2003 to April 30, 2003, we had not generated any revenues. Subsequent to the fiscal year ended April 30, 2003, we have begun generating limited revenues. Our operating activities during this period consisted primarily of developing our Internet website through our wholly-owned subsidiary, Broad Scope Entertainment, Inc., to provide an adult entertainment and service directory where personal escorts, exotic dancers, models and erotic product vendors in British Columbia, Canada can advertise their profiles, products, services, photographs and contact information. We commenced operation of portions of our website on May 15, 2003.

The period covered by our audited financial statements is from our incorporation date at April 18, 2003 to April 30, 2003 during which we had no operations and generated no revenue. For this period our operating expenses are classified into two categories:

- organizational fees, which consisted primarily of organizational costs for incorporating our company and our subsidiary. The amount incurred by us during the period from April 18, 2003 to April 30, 2003 was $798 (estimated to be $nil for the 12 months ending April 30, 2004); and

- professional fees, which consist primarily of accounting and auditing fees for the year end audit. The amount incurred by our company during the period from April 18, 2003 to April 30, 2003 was $800 (estimated to be approximately $20,000 for the 12 months ending April 30, 2004).

Quarter ended July 31, 2003

For the first quarter ending July 31, 2003, we generated $3,500 in revenue compared to $Nil for the previous period of April 18, 2003 to April 30, 2003. This revenue consisted of fees paid to us by individual escorts to list their information in our directory on our website and by corporations to place banner advertisements on our website. Approximately 85% of our revenue came from listing of escorts in our directory and approximately 15% came from banner advertising.

As we develop our website, we intend to increase the different types of services available to purchase and promote our services to escorts and advertisers in different cities. For example we intend to promote our services more aggressively in Victoria, British Columbia and Whistler, British Columbia. We also intend to be able to offer advertising to purveyors of erotic products and related services such as photographers serving the industry. Management however still expects the vast majority of our revenue to continue to come from the listing of escorts in our directory on our website. This is the core of our service and the offering which our promotion and sales will continue to focus on.

Total expenses for the first quarter were $1,131,208 compared to $2,223 for the previous period of April 18, 2003 to April 30, 2003. Out of these total expenses, $1,113,600 represented a non-cash compensation expense related to this issuance of stock to our directors and shareholders. Professional fees for the quarter were $13,047 compared to $800 for the period of April 18, 2003 to April 30, 2003. These expenses represented the majority of our cash expenses and related primarily to legal and accounting costs associated with the preparation and filing of this registration statement.

Management services for the first quarter were $3,000 compared to $Nil for the previous period of April 18, 2003 to April 30, 2003. This expense is comprised of $1,500 in salary that we paid to Hon Kit Ng, our president, and $1,500 in management services which were donated by Hon Kit Ng. Mr. Ng is prepared to continue to donate services to us for the foreseeable future and we expect to continue to pay Mr. Ng $500 per month for the foreseeable future.

Amortization expense was $500, office and general expense was $770 and transfer agent and filing fees were $745 for the quarter ended July 31, 2003. We did not incur any expense for any of these items during the previous period of April 18, 2003 to April 30, 2003.

Advertising expense for the quarter ended July 31, 2003 was $1,096, relating primarily to our print based advertising in a local Vancouver newspaper. Advertising expense was $Nil for the previous period of April 18, 2003 to April 30, 2003. We expect advertising expense to continue to increase as we develop our website and concurrently increase both our print and online advertising.

Liquidity and Capital Resources

For the first quarter ended July 31, 2003, cash used by operating activities was $3,230 compared to $Nil for the previous period of April 18, 2003 to April 30, 2003 and consisted primarily of management services, legal and accounting expenses.

Cash used by investing activities during the first quarter was $6,000 represented by website development costs. Cash used by investing activities for the previous period was $Nil.

At July 31, 2003, we had $32,270 in its bank account compared to $100 as at April 30, 2003.

Net cash provided by financing activities for the first quarter ended July 31, 2003 was $41,400 compared to $100 for the previous period of April 18, 2003 to April 30, 2003. This consisted of sales of 4,500,000 shares of our common stock to our two directors at $0.002 per share and 3,250,000 shares of our common stock at $0.01 per share. Non-cash financing activities for the period were $1,113,600 compared to $Nil for the previous period of April 18, 2003 to April 30, 2003 and is related to a discount on the shares issued to our directors and shareholders.

PLAN OF OPERATIONS

Our primary objective in the twelve-month period ending April 30, 2004 will be to further develop and expand our website to allow users to view and locate providers of adult entertainment and services by categories, including personal escorts, massage centers, exotic dancers and erotic products and by geographic location. We also intend on expanding our website to include other cities in British Columbia, Canada. We also intend on developing our website so that we can offer premium advertising services and sponsorship opportunities through advertising placed on our website. We have only recently commenced operation of our website on May 15, 2003. Part of our website is now operational and it currently only allows us to post listings of personal escorts in the cities of Vancouver and Victoria, British Columbia, Canada. We intend to continue construction of our website to incorporate other categories including models, dancers, massage and erotic products in the cities currently offered as well as other British Columbia cities including Whistler, Kelowna and Nanaimo. We anticipate that our website will be fully operational by the end of the year ending December 31, 2003. If successful we may then expand our operations to include other websites for other North American cities.

Website Operation

Our website commenced operations on May 15, 2003. From May 15 to July 31, 2003, we generated approximately $3,500 in revenue from personal escorts who obtained listings and from banner advertisements on our website. Expenses relating to our website operations for the month of May consisted primarily of advertising, approximately $200, hosting of our website, approximately $20, consulting fees, $500 and telephone charges, approximately $30. We anticipate that our operating expenses will increase as we develop our website and our client base.

Clients pay us via cash, check or money order. We do not currently accept credit cards; however management is investigating the opportunities of accepting credit cards as a form of payment.

Promotion

We currently promote our directory on the Internet through search engines, link exchanges and paid Internet advertising. We also promote our directory in local British Columbia print media. Promotion is designed to both attract listings from providers of adult entertainment, personal escorts and escort agencies as well as users of the website. Management believes that the more it can demonstrate that its website is frequented by Internet users, the easier it will be to attract and retain listings from providers of adult entertainment, personal escorts and escort agencies and attract clients who wish to place advertisements on our website. We currently spend $200 per month on promotion and expect this figure to increase as we develop our website and have the ability to list other product categories in multiple cities. We expect that promotion expenses will average $400 per month over the next twelve-month period ending April 30, 2004.

Research and Development

We spent $3,000 to acquire the domain name "www.bcescorts.com" for our website. To date we have spent a further $3,000 designing and implementing this website. We expect to spend a further $7,000 developing the website between now and the end of the calendar year ending December 31, 2003. We expect the useful life of the website to be three years.

We intend to continue construction of our website to incorporate other categories including models, dancers, massage and erotic products in the cities currently offered as well as other British Columbia cities including Whistler, Kelowna and Nanaimo. We anticipate that our website will be fully operational by the end of the year ending December 31, 2003.

Other Expenses

We also incurred expenses unrelated to the website operations including legal expenses relating to the preparation of this registration statement. We expect to incur a total of $15,000 in legal expenses related to the preparation and filing of this registration statement. After the effectiveness of this registration statement, we expect our ongoing legal expenses to be significantly reduced, averaging less than $500 per month.

In our management's opinion, we need to achieve the following events or milestones in the next twelve months in order for us to become a going concern:

- we must complete the construction of our website for use as broad based directory of adult-related products and services. Our website currently provides only limited categories and cities for listings from providers of adult entertainment, personal escorts and escort agencies. We intend to continue construction of our website and incorporate multiple cities and multiple categories. We expect this to be functional by the end of December, 2003. We anticipate that this will involve a cost of approximately $7,000 and will involve updates to our website and the database functionality and the administrative features as well as the incorporation of a statistical tracking feature so that we can track the number of times a visitor to our website views (or clicks on) the banner advertisements on our website.

- we must continue to market our website and attract and retain listings from providers of adult entertainment, personal escorts and escort agencies. We currently have eight listings of personal escorts. We estimate that if we average 30 advertising clients per month, each spending on average $75 per month, that we will be able to continue as a going concern. We intend to continue to market to potential providers of adult entertainment, personal escorts and escort agencies by Internet and traditional media promotion as well as through direct telephone marketing targeted to such potential customers.

-we must continue to increase our sales effort. We have retained a part-time commission salesperson to solicit listings and banner advertisements from independent escorts and escort agencies. This employee is scheduled to commence working on September 9, 2003 and will be compensated entirely by commissions at a rate of 20%. She will primarily use the telephone and e-mail to solicit listings and banner advertisements. We may decide to hire other salespeople on a full or part-time basis. We expect that any new salespeople we hire will be compensated exclusively by commissions.

-we must expand our direct marketing outside of Vancouver, British Columbia. Our direct marketing currently consists of telephone and e-mail solicitation of listings and banner advertisements. We intend to expand our marketing outside of Vancouver, British Columbia with the addition of our new part-time salesperson, as discussed above. We expect that with her assistance we will expand our marketing outside of Vancouver, British Columbia by the end of November 2003.

- we must continue to attract regular users to our website. We believe that providers of adult entertainment, personal escorts and escort agencies are becoming increasingly sophisticated and are able to judge the relative effectiveness of their advertising campaigns. In order for us to attract and retain providers of adult entertainment, personal escorts and escort agencies we therefore must have as large an end user base as possible. We intend to continue to employ cost effective methods to promote our website to end users of adult entertainment products and services. As part of our ongoing website development we are developing the ability to track how many people visit our website on a daily basis.

Purchase or Sale of Equipment

We do not anticipate that we will expend any significant amount on equipment for our present or future operations. We may purchase computer hardware and software for our ongoing operations.

Personnel

As of October 1, 2003, our employees include our president, Hon Kit Ng, and vice-president, Simon Au. They handle all of the responsibilities in the area of corporate administration, business development and research. In addition, our president also provides us with capital raising services. Our only other employee, as of October 1, 2003, is Sherri Edwards, who works as a part-time commission sales person to solicit listings and banner advertisements from independent escorts and escort agencies. She is compensated entirely by commissions at a rate of 20% and primarily uses the telephone and email to solicit listings and banner advertisements.  In the twelve months ending December 31, 2003 we plan to raise our total number of permanent employees to approximately three: one in management, one in sales and marketing and one in system administration. We anticipate the cost of each employee to be employed will be approximately $500 per month and we may choose to compensate our employees with consideration other than cash, such as shares of our common stock or option to purchase shares of our common stock.

If our sales and marketing program is successful in building a significant client base for our online adult entertainment directory, we may be required to hire new personnel to improve, implement and administer our operational, management, financial and accounting systems.

Future Operations

Presently, our revenues are not sufficient to meet our operating and capital expenses. We have incurred operating losses since inception, and this is likely to continue into the year ended April 30, 2004. Management projects that we may require an additional $25,000 to $50,000 to fund our ongoing operating expenditures, working capital requirements for the year ended April 30, 2004, broken down as follows:

Estimated Funding Required During the Year Ended April 30, 2004
Operating expenditures
Marketing	$2,500 - $5,000
General and Administrative	$10,000 - $20,000
Website development costs	$7,000 - $10,000
Working capital	$5,000 - $20,000
Total	$24,500 - $55,000

Subsequent to the fiscal year ended April 30, 2003, we effected an equity private placement of $41,400. These funds will enable us to address our current and ongoing expenses, continue with the marketing and promotion activity connected with the launch of our online listing directory and proceed with the development and expansion of our website. We anticipate that these funds will be sufficient to satisfy our cash requirements for the year ended April 30, 2004. If we require any additional monies during fiscal 2004, we plan to raise any such additional capital primarily through the private placement of our securities.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual consolidated financial statements for the year ended April 30, 2003, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our website, the continuing successful development of our website, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due.

NEW ACCOUNTING PRONOUNCEMENTS

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard is not expected to have a material effect on our company's results of operations or financial position.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The transition provisions do not currently have an impact on our company's financial position and results of operations as our company has no stock-based employee compensation. Our company will adopt the disclosure requirements of SFAS No. 148 if stock-based compensation is awarded to employees.

In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Our company adopted SFAS No. 146 on April 18, 2003. The effect of adoption of this standard does not currently have an impact on our company's results of operations and financial position.

FASB has also issued SFAS No. 145, 147 and 149 but they will not have any relationship to the operations of our company and therefore a description of each and their respective impact on our company's operations have not been disclosed.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Going Concern

The consolidated audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the consolidated audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the consolidated financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

On May 2, 2003, our subsidiary purchased for $3,000 the domain name www.bcescorts.com from Hon Kit Ng, our president, secretary, treasurer and one of our directors. Hon Kit Ng acquired the domain name for $3,000.

The promoters of our company are our president, secretary, treasurer and one of our directors, Hon Kit Ng, our vice-president, and one of our directors, Simon Au.

On April 18, 2003, we issued 50,000 shares of our common stock at $0.002 per share to Hon Kit Ng, our president, secretary, treasurer and one of our directors, in a private placement transaction.

On May 1, 2003, we issued 2,450,000 shares of our common stock at $0.002 per share to Hon Kit Ng, our president, secretary, treasurer and one of our directors, in a private placement transaction.

On May 2, 2003, we issued 2,000,000 shares of our common stock at $0.002 per share to Simon Au, our vice-president and one of our directors, in a private placement transaction.

Our president, Hon Kit Ng, provides management services and office premises to our company. Prior to May 1, 2003, the services were provided at no charge to our company. Subsequent to May 1, 2003, we have paid and will continue to pay our president $500 per month for these services.

Other than the $500 per month paid to Hon Kit Ng, neither Hon Kit Ng nor Simon Au, our directors and officers, receives compensation for their time, effort and attention that they give to the affairs of our company. We sold an aggregate of 4,500,000 shares to these two individuals at $0.002 per share in April and May, 2003. Since our company does not have the financial resources to appropriately compensate these directors, we have agreed to register all of the shares owned by these individuals so that they can sell such shares from time to time if a public market ever develops for our shares of common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Rule 144, as currently in effect, allows a person who has beneficially owned shares of a company's common stock for at least one year to sell within any three month period a number of shares that does not exceed the greater of:

(1) 1% of the number of shares of the subject company's common stock then outstanding which, in our case, will equal approximately 77,500 shares as of the date of this prospectus; or

(2) the average weekly trading volume of the subject company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

Under Rule 144(k), a person who is not one of the subject company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold all of the 4,500,000 shares that may be sold pursuant to Rule 144 after May 2, 2004. Accordingly, Rule 144 applies to the 4,500,000 shares except for subparagraph (k) of Rule 144 which does not apply to affiliate shares as described in the preceding paragraph. All shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as the shareholder remains an affiliate of our company. Three months after such persons cease to be affiliates of our company, sales may be made after the two year period from the issue date without 144 limitations under Rule 144(k).

We are registering 7,750,000 shares of our common stock under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. The affiliates of our company, Hon Kit Ng, our President, Secretary, Treasurer and one of our directors, owns 2,500,000 shares and Simon Au, our Vice-President and one of our directors, owns 2,000,000 shares. There are currently 34 holders of record of our common stock.

We have not declared any dividends on our common stock since the inception of our company on April 18, 2003. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

EXECUTIVE COMPENSATION

No executive officer of our company received an annual salary and bonus that exceeded $100,000 during the period from inception (April 18, 2003) to the fiscal year ended April 30, 2003. The following table shows the compensation received by our president for the period from inception (April 18, 2003) to the fiscal year ended April 30, 2003.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation
Hon Kit Ng President, Secretary, Treasurer and Director(2)	2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1) The value of perquisites and other personal benefits, securities and property for the executive officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2) Hon Kit Ng became our president, secretary and treasurer on April 18, 2003.

Stock Options and Stock Appreciation Rights

From the date of inception (April 18, 2003) to the fiscal year ended April 30, 2003 and subsequent to April 30, 2003 up to October 1, 2003, we did not grant any stock options or stock appreciation rights to any of our directors or officers and there were no stock options or stock appreciation rights outstanding on April 30, 2003.

Compensation Of Directors

We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay any other director's fees or other cash compensation for services rendered as a director for the fiscal year ended April 30, 2003 or for the subsequent period ended October 1, 2003.

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Other than as set out below, we have not entered into any employment agreement or consulting agreement with our directors and executive officers.

Our president, Hon Kit Ng, provides management services and office premises to our company. Pursuant to a verbal agreement, we have agreed to pay our president $500 per month for these services starting on May 1, 2003.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

REPORTS TO SECURITY HOLDERS

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to Broad Scope Enterprises, Inc. are filed as part of this registration statement:

Audited and Unaudited Financial Statements

Consolidated Balance Sheet as at July 31, 2003 (unaudited) and April 30, 2003 (audited).

Consolidated Statement of Operations for the three month period ended July 31, 2003 (unaudited), for the period from April 18, 2003 (Date of Inception) to April 30, 2003 (audited) and for the period from April 18, 2003 (Date of Inception) to July 31, 2003 (unaudited).

Consolidated Statement of Cash Flows for the three month period ended July 31, 2003 (unaudited) and for the period from April 18, 2003 (Date of Inception) to April 30, 2003 (audited).

Consolidated Statement of Stockholders' Deficit for the three month period ended July 31, 2003 (unaudited) and for the period from April 18, 2003 (Date of Inception) to April 30, 2003 (audited).

Notes to the Consolidated Financial Statements.

Broad Scope Enterprises, Inc.
(A Development Stage Company)

Index

M A N N I N G E L L I O T T	11th floor, 1050 West Pender Street, Vancouver, BC, Canada V6E 3S7

C H A R T E R E D A C C O U N T A N T S	Phone: 604. 714. 3600 Fax: 604. 714. 3669 Web: manningelliott.com

Independent Auditors' Report

To the Board of Directors and Stockholder of Broad Scope Enterprises, Inc.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Broad Scope Enterprises, Inc. (A Development Stage Company) as of April 30, 2003 and the related consolidated statements of operations, cash flows and stockholder's deficit for the period from April 18, 2003 (Date of Inception) to April 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards used in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Broad Scope Enterprises, Inc. (A Development Stage Company), as of April 30, 2003 and the related consolidated statements of operations, cash flows and stockholder's deficit for the period from April 18, 2003 (Date of Inception) to April 30, 2003, in conformity with generally accepted accounting principles used in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is in the early development stage and has no business operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ "Manning Elliott"

CHARTERED ACCOUNTANTS

Vancouver, Canada

May 15, 2003, except as to Note 4 which is at May 27, 2003

Broad Scope Enterprises, Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(expressed in U.S. dollars)
	July 31, 2003 $	April 30, 2003 $
	(unaudited)	(audited)

ASSETS

Current Assets

Cash	32,270	100

Total Current Assets	32,270	100

Website Development Costs (Note 3)	5,500	-

Total Assets	37,770	100

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities

Accounts payable	7,332	-
Accrued liabilities	4,000	800
Due to a related party (Note 4)	1,894	798

Total Liabilities	13,226	1,598

Contingent Liability (Note 1)

Stockholders' Equity (Deficit)

Common Stock (Note 5) Authorized: 75,000,000 shares, par value $0.001 Issued: 7,750,000 and 50,000 shares, respectively	7,750	50

Additional Paid-in Capital	1,147,350	50

Donated Capital (Note 4)	2,875	625

Deficit Accumulated During the Development Stage	(1,133,431)	(2,223)

Total Stockholders' Equity (Deficit)	24,544	(1,498)

Total Liabilities and Stockholders' Equity (Deficit)	37,770	100

The accompanying notes are an integral part of these financial statements

Broad Scope Enterprises, Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(expressed in U.S. dollars)
	Three Months Ended July 31, 2003 $	Period from April 18, 2003 (Date of Inception) to April 30, 2003 $	Period from April 18, 2003 (Date of Inception) to July 31, 2003 $
	(unaudited)	(audited)	(unaudited)

Revenue	3,500	-	3,500

Expenses

Advertising	1,096	-	1,096
Amortization	500	-	500
Discount on shares issued (Note 5)	1,113,600	-	1,113,600
Management services (Note 4)	3,000	500	3,500
Office and general	770	-	770
Organizational costs	-	798	798
Professional fees	14,247	800	15,047
Rent	750	125	875
Stock transfer fees	745	-	745

Total Expenses	1,134,708	2,223	1,136,931

Net Loss for the Period	(1,131,208)	(2,223)	(1,133,431)

Net Loss Per Share - Basic	(0.17)	(0.04)

Weighted Average Shares Outstanding	6,667,000	50,000

(Diluted loss per share has not been presented as the result is anti-dilutive)

The accompanying notes are an integral part of these financial statements

Broad Scope Enterprises, Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(expressed in U.S. dollars)

	Three Months Ended July 31, 2003 $	Period from April 18, 2003 (Date of Inception) to April 30, 2003 $	Period from April 18, 2003 (Date of Inception) to July 31, 2003 $
	(unaudited)	(audited)	(unaudited)

Cash Flows From Operating Activities

Net loss for the period	(1,131,208)	(2,223)	(1,133,431)

Adjustments to reconcile net loss to net cash used by operating activities

Amortization	500	-	500
Discount on shares issued (Note 5)	1,113,600	-	1,113,600
Donated services and rent	2,250	625	2,875

Changes in operating assets and liabilities

Increase in accounts payable	7,332	-	7,332
Increase in accrued liabilities	3,200	800	4,000
Increase in due to related party	1,096	798	1,894

Net Cash Used In Operating Activities	(3,230)	-	(3,230)

Cash Flows From Investing Activities

Website development costs	(6,000)	-	(6,000)

Net Cash Used In Investing Activities	(6,000)	-	(6,000)

Cash Flows From Financing Activities

Proceeds from issuance of common stock	41,400	100	41,500

Net Cash Provided By Financing Activities	41,400	100	41,500

Net Increase in Cash and Cash Equivalents
	32,170	100	32,270

Cash and Cash Equivalents - Beginning of Period	100	-	-

Cash and Cash Equivalents - End of Period	32,270	100	32,270

Non-Cash Financing Activities
Discount on shares issued (Note 5)	1,113,600	-	1,113,600

Supplemental Disclosures

Interest paid	-	-	-
Income taxes paid	-	-	-

The accompanying notes are an integral part of these financial statements

Broad Scope Enterprises, Inc.
(A Development Stage Company)
Consolidated Statement of Stockholder's Equity (Deficit)
(expressed in U.S. dollars)

	Shares #	Amount $	Additional Paid-in Capital $	Donated Capital $	Deficit Accumulated During the Development Stage $	Total $

Balance - April 18, 2003 (Date of Inception)	-	-	-	-	-	-

Stock issued for cash	50,000	50	50	-	-	100

Donated services and rent	-	-	-	625	-	625

Net loss for the period	-	-	-	-	(2,223)	(2,223)

Balance - April 30, 2003 (audited)	50,000	50	50	625	(2,223)	(1,498)

Stock issued for cash at $0.002 per share plus a $0.148 per share discount (Note 5(a))	4,450,000	4,450	663,050	-	-	667,500

Stock issued for cash at $0.01 per share plus a $0.14 per share discount (Note 5(b))	3,250,000	3,250	484,250	-	-	487,500

Donated services and rent	-	-	-	2,250	-	2,250

Net loss for the period	-	-	-	-	(1,131,208)	(1,131,208)

Balance - July 31, 2003 (unaudited)	7,750,000	7,750	1,147,350	2,875	(1,133,431)	24,544

The accompanying notes are an integral part of these financial statements

Broad Scope Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

1. Nature of Development Stage Activities and Operations
Broad Scope Enterprises, Inc. (herein the "Company") was incorporated in the State of Nevada on April 18, 2003. The Company owns and operates a website that provides a directory of adult entertainment and service providers including personal escorts, exotic dancers, models and vendors of adult entertainment products.
The Company is in the development stage and will continue to be in the development stage until the Company generates significant revenue from operating its website. Although planned principal activities have begun, the Company has not generated significant revenue. In a development stage company, management devotes most of its activities in developing a market for its online services. The ability of the Company to emerge from the development stage with respect to its planned principal business activity is dependent upon its ability to secure market acceptance of its business plan and to generate significant revenue. There is no guarantee that the Company will be able to complete any of the above objectives and attain profitability. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.
In May 2003, the Company raised $41,400 and issued 7,700,000 shares of common stock. It is management's determination that these funds will allow the Company to carry out its business plan during the year ended April 30, 2004.
The Company has filed an SB-2 Registration Statement with the United States Securities and Exchange Commission ("SEC") and further amendments are required prior to it being declared effective.

2. Summary of Significant Accounting Principles
a) Basis of Presentation
These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Broad Scope Entertainment, Inc., a private company incorporated in the State of Nevada. All significant intercompany transactions and balances have been eliminated.
b) Year End
The Company's fiscal year end is April 30.
c) Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
d) Cash and Cash Equivalents
The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.
e) Website Development Costs
The Company recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Relating to website development costs the Company follows the guidance pursuant to the Emerging Issues Task Force (EITF) No. 00-2, "Accounting for Website Development Costs".

Broad Scope Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

2. Summary of Significant Accounting Principles (continued)
e) Website Development Costs (continued)

Costs associated with the website will consist primarily of software purchased from a third party. These capitalized costs will be amortized based on their estimated useful life over three years. Payroll and related costs will not be capitalized, as the amounts principally relate to maintenance. Internal costs related to the development of website content will be expensed as incurred.
f) Long-Lived Assets
In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes an impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.
g) Foreign Currency Translation
The Company's functional and reporting currency is the United States dollar. The financial statements of the Company are remeasured to United States dollars in accordance with SFAS No. 52 "Foreign Currency Translation". Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on remeasurement or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.
h) Income Taxes

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of the net operating loss has not been recognized in the consolidated financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating loss carried forward in future years. The Company has a tax loss of $800 to offset future years' taxable income expiring in fiscal 2018.

The components of the net deferred tax asset at April 30, 2003, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:
2003 $
Net Operating Loss	800
Statutory Tax Rate	34%
Effective Tax Rate	-
Deferred Tax Asset	272
Valuation Allowance	(272)

Net Deferred Tax Asset	-

i) Financial Instruments

The carrying value of cash, accounts payable, accrued liabilities and due to a related party approximate fair value due to the relatively short maturity of these instruments.

Broad Scope Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

2. Summary of Significant Accounting Principles (continued)
j) Revenue Recognition
The Company receives revenues consisting of website listings and advertising fees. Revenue is recognized in accordance with SEC Staff Accounting Bulletin No. 101 ("SAB 101") "Revenue Recognition in Financial Statements". Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured.
k) Basic and Diluted Net Income (Loss) per Share
The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti dilutive.
l) Comprehensive Loss
SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at July 31, 2003, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.
m) Offering Costs
On July 16, 2003, the Company filed an SB-2 Registration Statement to register 7,750,000 shares of common stock for resale by existing stockholders of the Company at a price of $0.15 per share. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders, but will pay for expenses of this offering. Offering costs are included as a charge to operations in the period incurred.
n) Advertising
The Company expenses the costs of advertising as incurred. Advertising expense was $1,096 for the three months ended July 31, 2003.
o) Recent Accounting Pronouncements
In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

Broad Scope Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

2. Summary of Significant Accounting Principles (continued)
o) Recent Accounting Pronouncements (continued)
In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The transition provisions do not currently have an impact on the Company's financial position and results of operations as the Company has no stock-based employee compensation. The Company will adopt the disclosure requirements of SFAS No. 148 if stock-based compensation is awarded to employees.
In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company adopted SFAS No. 146 on April 18, 2003. The effect of adoption of this standard does not currently have an impact on the Company's results of operations and financial position.
FASB has also issued SFAS No. 147 and 149 but they will not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company's operations have not been disclosed.
p) Interim Financial Statements
The interim unaudited financial statements for the three months ended July 31, 2003 have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

3. Website Development Costs

	Cost $	Accumulated Amortization $	July 31, 2003 Net Carrying Value $ (unaudited)	April 30, 2003 Net Carrying Value $ (audited)

Website domain name	3,000	250	2,750	-
Website development costs	3,000	250	2,750	-

	6,000	500	5,500	-

Broad Scope Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

4. Related Party Transactions and Balances
a) The amount owing to the President, CEO and director of the Company for expenses of $1,894 paid on behalf of the Company is non-interest bearing, unsecured and due on demand.
b) The President of the Company provides management services and office premises to the Company. Prior to May 1, 2003 the services were provided at no charge to the Company. For the three months ended July 31, 2003, the President was paid $1,500 for management services. The services are valued at $1,000 per month and the office premises are valued at $250 per month. During the three months period July 31, 2003, donated services of $1,500 and donated office premises expense of $750 were recorded.
c) The Company purchased the domain name www.bcescorts.com for $3,000 from the President of the Company. The website domain name was recorded at the President's historical carryover basis of $3,000.

5. Common Stock
a) On May 1, 2003 the Company issued 2,450,000 shares of common stock to the President of the Company at $0.002 per share for cash proceeds of $4,900. On May 2, 2003 the Company issued 2,000,000 shares of common stock to the Vice-President and director of the Company at $0.002 per share for cash proceeds of $4,000. In accordance with the SEC staff policy on valuing shares in the first year prior to an Initial Public Offering ("IPO"), these shares are deemed to be issued at $0.15 per share, resulting in a $0.148 per share discount. The amount of discount of $658,600 was charged to operations during the three months ended July 31, 2003.
b) On May 27, 2003 the Company accepted and executed subscription agreements and issued 3,250,000 shares of common stock to 31 individuals at $0.01 per share for cash proceeds of $32,500. In accordance with the SEC staff policy on valuing shares in the first year prior to an IPO, these shares are deemed to be issued at $0.15 per share, resulting in a $0.14 per share discount. The amount of discount of $455,000 was charged to operations during the three months ended July 31, 2003.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Broad Scope Enterprises, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our Articles of Incorporation provide that no director or officer shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve: (i) a breach of the director's duty of loyalty to our company and our stock holders, (ii) bad faith, intentional misconduct or a knowing violation of law, (iii) the payment of dividends in violation of the General Corporate Law of Nevada, or (iv) any transaction from which the director derived an improper personal benefit.

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.
SEC registration fees	$94.16
Printing and engraving expenses	$1,000(1)
Accounting fees and expenses	$5,000(1)
Legal fees and expenses	$15,000(1)
Transfer agent and registrar fees	$1,000(1)
Fees and expenses for qualification under state securities laws	$0
Miscellaneous	$1,000(1)
Total	$23,094.16

(1) We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

On April 18, 2003, we issued 50,000 common shares to Hon Kit Ng at an offering price of $0.002 per share for gross offering proceeds of $100 in an offshore transaction pursuant to Rule 903 of Regulation S and/or Section 4(2) of the Securities Act of 1933. Hon Kit Ng is not a U.S. person as that term is defined in Regulation S. No directed selling efforts were made in the United States by Broad Scope, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of

Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

On May 1, 2003, we issued 2,450,000 shares to Hon Kit Ng at an offering price of $0.002 per share for gross offering proceeds of $4,900 in an offshore transaction relying on Rule 903 of Regulation S and/or Section 4(2) of the Securities Act of 1933. Hon Kit Ng is not a U.S. person as that term is defined in Regulation S. No directed selling efforts were made in the United States by Broad Scope, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

On May 2, 2003, we issued 2,000,000 shares to Simon Au at an offering price of $0.002 per share for gross offering proceeds of $4,000 in an offshore transaction relying on Rule 903 of Regulation S and/or Section 4(2)of the Securities Act of 1933. Simon Au is not a U.S. person as that term is defined in Regulation S. No directed selling efforts were made in the United States by Broad Scope, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

On May 27, 2003, we issued 3,250,000 common shares to the following 31 subscribers at an offering price of $0.01 per share for gross offering proceeds of $32,500 in an offshore transaction relying on Rule 903 of Regulation S and/or Section 4(2) of the Securities Act of 1933. None of the subscribers were U.S. persons at that term is defined in Regulation S. No directed selling efforts were made in the United States by Broad Scope, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

Name of Stockholder	Number of Common Shares Subscribed
Kwok Kin Som	200,000
Sharlene Shah	215,000
Shazad Shah	100,000
Alistaire Anderson	60,000
Russell McRae	100,000
Troy Mutter	175,000
Tim Bozenkool	50,000
Jasmin Fuller	100,000
Sophie Jong	100,000
Gordon Rioux	40,000
Elvie Gee	80,000
Allan McRae	50,000
Ellen Gee	50,000
Amy Li	50,000
Elsie Gee	50,000
Simon Gee	40,000
Danile Fredericks	140,000
Edy Dere	100,000
Thanh Nguyen	100,000
Kenneth Fong	200,000
David Woo	100,000
Steve Sweeney	50,000
Nadia Girolamo	70,000
Doug Fung	300,000
Yim Chiu Kwan	50,000
Joe Oliverio	50,000
Patrick Fung	100,000
Melinda Au	360,000
Dhananjai Borwankar	100,000
Adam Van Dyke	20,000
Annie Ho	50,000

Item 27 EXHIBITS

The following Exhibits are filed with this Prospectus:

Exhibit Number	Description
3.1*	Articles of Incorporation
3.2*	Bylaws
3.3**	Amended Bylaws
5.1*	Opinion of Clark, Wilson regarding the legality of the securities being registered.
10.1*	Domain Name Assignment Agreement, dated May 2, 2003, between Broad Scope Enterprises, Inc. and Hon Kit Ng.
10.2*	Subscription Agreement, dated April 20, 2003, between Broad Scope Enterprises Inc. and Hon Kit Ng.
10.3*	Subscription Agreement, dated May 1, 2003, between Broad Scope Enterprises Inc. and Hon Kit Ng.
10.4*	Subscription Agreement, dated May 2, 2003, between Broad Scope Enterprises Inc. and Simon Au.
10.5*	Form of Subscription Agreement between Broad Scope Enterprises Inc. and each of the following persons:
	Name	Amount of Common Shares Purchased at $0.01 per Share
	Kwok Kin Som	$2,000
	Sharlene Shah	$2,150
	Shazad Shah	$1,000
	Alistaire Anderson	$600
	Russell McRae	$1,000
	Troy Mutter	$1,750
	Tim Bozenkool	$500
	Jasmin Fuller	$1,000
	Sophie Jong	$1,000
	Gordon Rioux	$400
	Elvie Gee	$800
	Allan McRae	$500
	Ellen Gee	$500
	Amy Li	$500
	Elsie Gee	$500
	Simon Gee	$400
	Danile Fredericks	$1,400
	Edy Dere	$1,000
	Thanh Nguyen	$1,000
	Kenneth Fong	$2,000
	David Woo	$1,000
	Steve Sweeney	$500
	44 Nadia Girolamo	$700
	Doug Fung	$3,000
	Yim Chiu Kwan	$500
	Joe Oliverio	$500
	Patrick Fung	$1,000
	Melinda Au	$3,600
	Dhananjai Borwankar	$1,000
	Adam Van Dyke	$200
	Annie Ho	$500

21.	Subsidiaries of Broad Scope Enterprises, Inc. Broad Scope Entertainment, Inc. (Nevada)
23.1**	Consent of Manning Elliott, Chartered Accountants

* Incorporated by reference from our Form SB-2 filed with the Securities and Exchange Commission on July 16, 2003.

** Filed herewith

Item 28 UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a) any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on October 15, 2003.

BROAD SCOPE ENTERPRISES, INC.

/s/ Hon Kit Ng
By: Hon Kit Ng, President, Secretary, Treasurer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Dated: October 15, 2003

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Hon Kit Ng as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ Hon Kit Ng
By: Hon Kit Ng, President, Secretary, Treasurer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Dated: October 15, 2003

/s/ Simon Au
By: Simon Au, Vice-President and Director
Dated: October 15, 2003